Exhibit 99.3

[Insert Stephens Inc. Letterhead]

Consent of Stephens Inc.

We hereby consent to the inclusion of our opinion letter dated August 9, 2019 to the board of directors of Professional Holding Corp. (“Professional”) as Appendix C to the Proxy Statement/Prospectus relating to the proposed merger of Professional with Marquis Bancorp, Inc. contained in the Registration Statement on Form S-4 of Professional, and to the references to our firm and such opinion in such Proxy Statement/Prospectus and Registration Statement.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Proxy Statement/Prospectus and Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Stephens Inc.

February 10, 2020